Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE ANNOUNCES OVER 675,000 SQUARE FEET OF

LEASE RENEWALS IN FIRST QUARTER

Leases have weighted-average remaining term of seven years,

expected to generate over $6.7 million of straight-line rent over term

NEW YORK, April 17, 2023 – Global Net Lease, Inc. (“GNL” or the “Company”) (NYSE: GNL/ GNL PRA / GNL PRB) announced today that it executed seven lease renewals during the first quarter with existing tenants, including the previously announced lease with Rheinmetall. These leases total approximately 678,500 square feet and have a new weighted-average remaining lease term of 7.0 years. Over time, the leases are expected to generate $6.77 million of straight-line rent. Renewal leases were signed with tenants in Germany, the United Kingdom, and the United States.

“We continue to be successful renewing near-term lease expirations with our existing tenants on favorable terms including an aggregate increase of over $270,000 in straight-line rent,” said James Nelson, CEO of GNL. “By building relationships well in advance of lease expirations we have been able to retain our high-quality tenants and increase our weighted-average lease duration. With our portfolio nearly fully leased, we believe that focusing our asset management efforts on long-term leases is one of the most important ways that we can create value for shareholders.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company's control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the global COVID-19 pandemic, including actions taken to contain or treat COVID-19, (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company's tenants and the global economy and financial markets, and (iii) inflationary conditions and higher interest rate environments, as well as those set forth in the Risk Factors section of the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2022 filed on February 23, 2023, and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company's subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required to do so by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510